Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com
FOR IMMEDIATE RELEASE

Kratos Reports Third Quarter 2017 Financial Results

Revenues of $196.2 Million Increase 18.6 Percent over Prior Year
Kratos Unmanned Systems Business Revenues of $41.6 Million Increase 127.3 Percent over the Prior Year and Increase Sequentially 87.4 Percent over Second Quarter 2017 Revenues
Third Quarter Bookings of $228.7M, Book to Bill Ratio of 1.20 to 1.0

SAN DIEGO, CA, November 2, 2017 - Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS), a leading National Security Solutions provider, today reported its third quarter 2017 financial results. For the third quarter ended October 1, 2017, Kratos generated Revenue and Adjusted EBITDA of $196.2 million and $14.5 million, respectively. Third quarter 2017 Revenues increased 18.6 percent over the third quarter of 2016 and 5.7 percent sequentially over the second quarter of 2017. Third quarter 2017 Adjusted EBITDA increased 26.1 percent sequentially over second quarter 2017 Adjusted EBITDA. Third quarter 2017 bookings were $228.7 million, resulting in a Book to Bill Ratio of 1.2 to 1.0. Backlog at October 1, 2017 was $798.9 million. Kratos Bid and Proposal pipeline at the end of the third quarter 2017 was $6.6 billion, up from $5.9 billion at the end of the second quarter.
For the third quarter ended October 1, 2017, Kratos’ Unmanned Systems generated year over year revenue growth of 127.3 percent, from $18.3 million in the third quarter of 2016 to $41.6 million in the third quarter of 2017. Kratos Unmanned Systems’ Adjusted EBITDA of $5.0 million was up 400 percent over Adjusted EBITDA of $1.0 million in the third quarter of 2016. Contributing to Unmanned Systems’ revenue growth was the commencement of Low Rate Initial Production (LRIP) on a new unmanned aerial drone system for a U.S. Government customer, and production on multiple new unmanned aerial drone system programs. Kratos’ Unmanned Systems Book to Bill Ratio in the third quarter was 1.4 to 1.0.
In the third quarter of 2017, all Kratos reportable business segments generated year over year organic revenue growth from 2016. Kratos’ largest business unit, Satellite Communications, Cyber Security, Technology and Training Solutions, which is the Company’s largest contributor of Revenue, EBITDA and

Cash Flow generation, had a strong third quarter, including reporting a Book to Bill Ratio of 1.3 to 1.0. For the third quarter of 2017, approximately 60% of Kratos’ revenue was derived from U.S. Federal Government related customers, approximately 28% from commercial, state and local government customers, and approximately 12% from international customers.
As expected, the operating profit and Adjusted EBITDA for Kratos’ Government Solutions segment had a less favorable mix of products sold during the third quarter of 2017 as compared to the prior year. The Company expects a more favorable mix of revenues in the fourth quarter based upon production and execution schedules, which is expected to result in higher operating and Adjusted EBITDA margins for the Government Solutions segment.
For the third quarter of 2017, adjusted income per share was $0.03 and net loss was $4.3 million. Adjusted income per share excludes loss from discontinued operations, non-cash amortization expenses, as the Company has historically been acquisitive, non-cash stock compensation costs, foreign transaction gains and losses, and certain non-recurring items such as acquisition and restructuring related items and other, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carryforwards of over $300 million. Kratos believes that reporting adjusted income (loss) per share is a meaningful metric to present the Company’s financial results. GAAP earnings per share were a loss of $(0.05).
Kratos is adjusting its full year 2017 guidance for revenues of $720 to $740 million, to $735 million to $745 million, and affirming its full year Adjusted EBITDA guidance of $52 to $54 million. Kratos is providing fourth quarter 2017 revenue guidance of $185 to $195 million and Adjusted EBITDA guidance of $15.4 million to $17.4 million.
Eric DeMarco, Kratos’ President and CEO, said, “Kratos had a solid third quarter, beating both our revenue and EBITDA forecasts, with strong performance by each of our core businesses, Satellite Communications, Microwave Electronic Products, Unmanned Systems and Training Solutions. Kratos’ work on multiple ballistic missile defense programs, which we support across the majority of the Company, was also solid in the third quarter. In the quarter, Kratos’ Unmanned Systems Division, in particular, generated significant organic growth and returned to profitability, as we commenced production on a number of new programs, and as we reduced certain investments we have been making. We expect our unmanned systems business to grow rapidly over the next several years, based on existing programs, contracts, backlog, and new opportunities we are pursuing, with the business expected to double in revenues from 2016 to 2018.”
Mr. DeMarco continued, “Similar to last year, we are looking for Kratos to finish 2017 very strongly, including generating the fiscal year’s highest quarterly Adjusted EBITDA in the fourth quarter, based on third quarter bookings, backlog, expected contract mix, and forecasted delivery and execution schedules. In particular, we are forecasting Kratos’ Satellite Communications, Cyber and Training Solutions business, our Company’s largest revenue, profit and cash flow generator, which reported a book to bill ratio of 1.3 to 1.0 in the third quarter, to have a particularly strong and profitable fourth quarter. We also are currently forecasting all of Kratos to return to positive cash flow generation in 2018.”
Mr. DeMarco concluded, “We continue to believe that Kratos’ position as a leader in innovation and the rapid development and delivery of technology rich products and solutions is a clear differentiator with many DoD customers today. We are demonstrating this leadership position in strategic focus areas, including satellite communications, microwave electronics, cyber security, missile defense, training systems and high performance, jet powered unmanned aerial drone systems. We believe that we have the right products to address today’s mission critical National Security requirements at an affordable cost.”
Management will discuss the Company’s third quarter 2017 financial results, fourth quarter guidance and fiscal year 2017 guidance in a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 1146136. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.
About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops transformative, affordable technology for the Department of Defense and commercial customers. Kratos is changing the way breakthrough technology for these industries is brought to market through proactive research and a streamlined development process. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, training and combat systems. For more information go to www.kratosdefense.com.
Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations concerning the quarterly trajectory of 2017 revenue and Adjusted EBITDA and ability to generate positive cash flow in 2018, the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, its bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, performance of key contracts, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carryforwards and the availability and timing of government funding for the Company’s offerings, timing of LRIP related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, and market and industry developments. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and expected cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes and the repurchase of Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cybersecurity attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 25, 2016, and in our other filings made with the Securities and Exchange Commission.
Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted income (loss) per share (computed using income (loss) from continuing operations before income taxes, excluding amortization of intangible assets and capitalized contract and development costs, stock compensation expense, loss on extinguishment of debt, contract design retrofit costs, acquisition and restructuring related items and other which includes but is not limited to unused office space expense, excess capacity, investments in unmanned combat systems initiatives, and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA (which excludes, among other things, losses and gains from discontinued operations, restructuring and transaction related items, investments in unmanned combat systems initiatives, stock compensation expense, unused office space expense, and foreign transaction gains and losses, and the associated margin rates).  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	October 1,	September 25,	October 1,	September 25,
	2017	2016	2017	2016

Service revenues	$86.7	$87.2	$263.3	$258
Product sales	109.5	78.2	286.4	228.6
Total revenues	196.2	165.4	549.7	486.6
Cost of service revenues	60.8	64.7	189.6	189.4
Cost of product sales	87.3	74.8	219.5	190.2
Total costs	148.1	139.5	409.1	379.6
Gross profit - service revenues	25.9	22.5	73.7	68.6
Gross profit - product sales	22.2	3.4	66.9	38.4

Total gross profit	48.1	25.9	140.6	107

Selling, general and administrative expenses	37.5	32.1	110.2	99.2
Unused office space, restructuring expenses, and other	0.1	0.2	0.5	10.5
Research and development expenses	4.2	3.2	12.7	10.1
Depreciation	0.7	0.8	1.9	2.5
Amortization of intangible assets	2.5	2.6	7.9	7.9
Operating income (loss) from continuing operations	3.1	(13.0)	7.4	(23.2)
Interest expense, net	(7.7)	(8.7)	(23.1)	(26.1)
Loss on extinguishment of debt	—	—	(2.1)	—
Other income, net	0.6	0.1	1.0	0.6
Loss from continuing operations before income taxes	(4.0)	(21.6)	(16.8)	(48.7)
Provision for income taxes from continuing operations	0.2	1.9	3.5	7.3
Loss from continuing operations	(4.2)	(23.5)	(20.3)	(56)
Loss from discontinued operations, net of income taxes	(0.1)	(0.1)	(0.2)	(0.2)
Net loss	$(4.3)	$(23.6)	$(20.5)	$(56.2)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.05)	$(0.39)	$(0.24)	$(0.93)
Loss from discontinued operations	—	—	—	(0.01)
Net loss	$(0.05)	$(0.39)	$(0.24)	$(0.94)

Basic and diluted weighted average common shares outstanding	90.5	60.5	85.0	60.0

Adjusted EBITDA (1)	$14.5	$13.5	$36.6	$31.6

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued operations, net interest expense, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, amortization of capitalized contract and development costs, foreign transaction gain (loss), acquisition and restructuring related items, contract design retrofit costs, investment in unmanned combat systems, litigation related charges, unused office space expense, and costs related to pending customer change orders.

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments, are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs.  The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain aerial targets in its Unmanned Systems business as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and restructuring related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Excess capacity and restructuring costs. The Company incurs excess capacity and excess overhead costs related to certain of its manufacturing businesses within its Unmanned Systems and Modular Systems businesses due primarily to underutilization of manufacturing facilities and support costs resulting from less than optimal volumes and efficiencies. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Litigation related items. The Company periodically incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although we may incur such costs and other related charges and adjustments, we do not believe it is indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Investment in unmanned combat systems. The Company makes discretionary investments related to its tactical unmanned combat systems initiative with the intention of retaining the intellectual property and data package rights of the technology it is developing. Management believes these rights will result in securing future sole source positions on new platforms which will provide an attractive rate of return. Management believes that these costs are not indicative of ongoing operating results.

Contract design retrofits. The Company makes certain design retrofits primarily related to its development programs in its Unmanned Systems business which are necessary for the final design and configuration of these vehicles. Management believes that these costs are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	October 1,	September 25,	October 1,	September 25,
	2017	2016	2017	2016

Net loss	$(4.3)	$(23.6)	$(20.5)	$(56.2)
Loss from discontinued operations, net of income taxes	0.1	0.1	0.2	0.2
Interest expense, net	7.7	8.7	23.1	26.1
Loss on extinguishment of debt	—	—	2.1	—
Provision for income taxes from continuing operations	0.2	1.9	3.5	7.3
Depreciation (including cost of service revenues and product sales)	3.5	3.0	9.1	9.4
Stock-based compensation	2.8	1.1	6.8	4.2
Foreign transaction gain	(0.4)	0.1	(0.6)	(0.5)
Amortization of intangible assets	2.5	2.6	7.9	7.9
Amortization of capitalized contract and development costs	0.3	—	0.3	—
Acquisition and restructuring related items and other	2.1	19.6	4.7	33.2

Adjusted EBITDA	$14.5	$13.5	$36.6	$31.6

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	October 1,	September 25,	October 1,	September 25,
	2017	2016	2017	2016
Acquisition and transaction related items	$—	$—	$0.3	$—
Excess capacity and restructuring costs	2.1	0.9	4.4	11.3
Litigation related items	—	—	—	1.9
Investment in unmanned combat systems	—	18.7	—	20.0

	$2.1	$19.6	$4.7	$33.2

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Nine Months Ended
	October 1,	September 25,	October 1,	September 25,
	2017	2016	2017	2016
Revenues:
Unmanned Systems	$41.6	$18.3	$79.4	$50.3
Kratos Government Solutions	115.4	112.8	356.4	341.4
Public Safety & Security	39.2	34.3	113.9	94.9
Total revenues	$196.2	$165.4	$549.7	$486.6

Operating income (loss) from continuing operations:
Unmanned Systems	$1.7	$(20.4)	$(5.1)	$(27.6)
Kratos Government Solutions	1.7	7.7	17.0	10.4
Public Safety & Security	2.5	0.8	2.8	(1.7)
Unallocated corporate expense, net	(2.8)	(1.1)	(7.3)	(4.3)
Total operating income (loss) from continuing operations	$3.1	$(13.0)	$7.4	$(23.2)

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, merger and acquisition expenses, corporate costs not allocated to the segments, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Nine Months Ended
	October 1,	September 25,	October 1,	September 25,
	2017	2016	2017	2016
Unmanned Systems	$5.0	$1.0	$2.7	$—
% of revenue	12.0%	5.5%	3.4%	—%
Kratos Government Solutions	6.8	11.6	30.4	31.0
% of revenue	5.9%	10.3%	8.5%	9.1%
Public Safety & Security	2.7	0.9	3.5	0.6
% of revenue	6.9%	2.6%	3.1%	0.6%
Total Adjusted EBITDA	$14.5	$13.5	$36.6	$31.6
% of revenue	7.4%	8.2%	6.7%	6.5%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	October 1,	December 25,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$239.2	$69.1
Restricted cash	0.2	0.5
Accounts receivable, net	244.2	229.4
Inventoried costs	62.8	55.4
Prepaid expenses	11.6	8.9
Other current assets	9.8	9.8
Total current assets	567.8	373.1
Property, plant and equipment, net	56.7	49.8
Goodwill	485.3	485.4
Intangible assets, net	24.5	32.6
Other assets	8.4	7.7
Total assets	$1,142.7	$948.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$50.6	$52.7
Accrued expenses	41.8	50.0
Accrued compensation	33.7	39.1
Accrued interest	10.0	3.6
Billings in excess of costs and earnings on uncompleted contracts	51.1	41.8
Other current liabilities	10.5	7.7
Other current liabilities of discontinued operations	1.1	1.6
Total current liabilities	198.8	196.5
Long-term debt principal, net of current portion	369.7	431.0
Other long-term liabilities	38.5	41.0
Other long-term liabilities of discontinued operations	3.8	3.7
Total liabilities	610.8	672.2
Commitments and contingencies
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,232.2	956.2
Accumulated other comprehensive loss	(1.8)	(1.7)
Accumulated deficit	(698.5)	(678.1)
Total stockholders’ equity	531.9	276.4
Total liabilities and stockholders’ equity	$1,142.7	$948.6

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended
	October 1,	September 25,
	2017	2016
Operating activities:
Net loss	$(20.5)	$(56.2)
Less: loss from discontinued operations	(0.2)	(0.2)
Loss from continuing operations	(20.3)	(56.0)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	17.0	17.3
Deferred income taxes	1.9	3.2
Stock-based compensation	6.8	4.2
Litigation related charges	—	1.7
Amortization of deferred financing costs	1.0	1.2
Amortization of discount on Senior Secured Notes	0.6	0.7
Loss on extinguishment of debt	2.1	—
Provision for non-cash restructuring costs	—	7.7
Provision for doubtful accounts	0.1	0.3
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(14.9)	(3.3)
Inventoried costs	(4.9)	(8.5)
Advance payments received on contracts	(0.5)	2.7
Prepaid expenses and other assets	(6.2)	2.0
Accounts payable	(1.6)	(1.4)
Accrued compensation	(5.5)	(3.9)
Accrued expenses	(8.7)	11.9
Accrued interest	6.5	7.8
Billings in excess of costs and earnings on uncompleted contracts	9.2	0.3
Income tax receivable and payable	1.3	0.8
Other liabilities	(0.6)	2.6
Net cash used in operating activities from continuing operations	(16.7)	(8.7)
Investing activities:
Cash paid for acquisitions, net of cash acquired	0.2	—
Change in restricted cash	0.2	0.1
Proceeds from the sale of assets	0.7	—
Capital expenditures	(19.0)	(5.1)
Net cash used in investing activities from continuing operations	(17.9)	(5.0)
Financing activities:
Payment of long-term debt	(64.0)	—
Proceeds from the issuance of common stock	268.0	—
Repayment of debt	(0.8)	(0.8)
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	1.5	2.1
Net cash provided by financing activities from continuing operations	204.7	1.3

Net cash flows from continuing operations	170.1	(12.4)
Net operating and investing cash flows of discontinued operations	(0.6)	4.4
Effect of exchange rate changes on cash and cash equivalents	0.6	—
Net increase (decrease) in cash and cash equivalents	170.1	(8.0)
Cash and cash equivalents at beginning of period	69.1	28.5
Cash and cash equivalents at end of period	$239.2	$20.5

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income (loss) from continuing operations and adjusted earnings per share (Adjusted EPS) are non-GAAP measure for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income (loss) from continuing operations before amortization of intangible assets, stock-based compensation, foreign transaction gain/loss, contract design retrofit costs and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income (loss) from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
	October 1,	September 25,	October 1,	September 25,
	2017	2016	2017	2016
Loss from continuing operations before taxes	$(4.0)	$(21.6)	$(16.8)	$(48.7)
Add: Amortization of intangible assets	2.5	2.6	7.9	7.9
Add: Amortization of capitalized contract and development costs	0.3	—	0.3	—
Add: Stock-based compensation	2.8	1.1	6.8	4.2
Add: Loss/(gain) on extinguishment of debt	—	—	2.1	—
Add: Foreign transaction (gain)/loss	(0.4)	0.1	(0.6)	(0.5)
Add: Acquisition and restructuring related items and other	2.1	19.6	4.7	33.2
Adjusted income (loss) from continuing operations before income taxes	3.3	1.8	4.4	(3.9)

Estimated cash tax provision	0.4	0.2	2.1	1.7
Adjusted income (loss) from continuing operations	$2.9	$1.6	$2.3	$(5.6)

Diluted income per common share:
Adjusted income ( loss) from continuing operations	$0.03	$0.03	$0.03	$(0.09)

Weighted average common shares outstanding
Diluted	$92.5	$61.8	$86.9	$60.0
-end-